Exhibit 3.11

ARTICLES OF ORGANIZATION

OF

DOLLAR TREE SOURCING COMPANY, LLC

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia, the undersigned states as follows:

ARTICLE I

NAME

The name of the limited liability company is Dollar Tree Sourcing Company, LLC.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The post-office address of the initial registered office in Virginia is 999 Waterside Drive, Suite 1700, Norfolk, Virginia 23510, located in the City of Norfolk, Virginia. The registered agent’s name is William A. Old, Jr., whose business address is identical with the registered office. The registered agent is an individual who is a resident of Virginia and a member of the Virginia State Bar.

ARTICLE III

PRINCIPAL OFFICE

The post office address of the principal office where the records will be maintained pursuant to Virginia Code Section 13.1-1028 is 500 Volvo Parkway, Chesapeake, Virginia 23320, located in the City of Chesapeake, Virginia.

ARTICLE IV

MANAGEMENT

The limited liability company shall be managed by one or more managers.

IN WITNESS WHEREOF, the undersigned organizer has set forth his signature to these Articles of Organization on this 25th day of May, 2010.

ORGANIZER:

/s/ Lamont D. Maddox
Lamont D. Maddox